Exhibit 99.1

Court Continues to Uphold Uranium Resources’ NRC License in New Mexico

LEWISVILLE, Texas--(BUSINESS WIRE)--May 21, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (URI), announced today that the United States Court of Appeals for the Tenth Circuit has denied a petition for a rehearing or en banc review of the court’s previous decision that upheld, in all respects, the Nuclear Regulatory Commission (NRC) original decision to grant URI a license to conduct in-situ recovery (ISR) uranium mining in McKinley County, New Mexico.

On March 8, 2010, the Tenth Circuit denied the original petition by several parties opposed to uranium mining for review of URI’s NRC license, which the Commission issued to Hydro Resources, Inc. (HRI), Uranium Resources’ wholly-owned subsidiary, in 1998. One of the opposed parties, The Eastern Navajo Diné Against Uranium Mining, subsequently filed a petition requesting a rehearing or en banc review of the March 8 decision. In a May 18, 2010, order, the court denied the rehearing request and indicated that no judges of the court acted on the request for an en banc review. The petitioners now have 90 days from May 18, 2010 to file a petition for writ of certiorari in the United States Supreme Court requesting that Court’s review of the Tenth Circuit’s decision.

Don Ewigleben, President and CEO of URI, commented, “We are the only uranium company in New Mexico that possesses an NRC license and the Tenth Circuit Court’s decision continuing to uphold that license is key to our goal to move to production the one hundred-million-plus pounds of mineralized materials we hold in the state. We will continue to work with and educate the New Mexico community on our future operations.”

In a separate matter, in 1989 the state of New Mexico issued HRI an Underground Injection Control (UIC) permit for HRI’s Section 8 land and the U.S. Environmental Protection Agency approved New Mexico’s request for an aquifer exemption for the underlying aquifer. The jurisdiction of New Mexico was subsequently challenged by the Navajo Nation and the dispute was taken to the United States Court of Appeals for the Tenth Circuit. On January 12, 2010, oral arguments were presented to that court en banc to review the April 17, 2009 ruling by a three-judge panel of the court that jurisdiction to issue the UIC permit rested with the EPA because HRI’s Section 8 land is Indian country. The Company is awaiting a decision by the en banc court.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico, as well as a NRC license to produce up to 1 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski / James M. Culligan
716-843-3908 / 716-843-3874
dpawlowski@keiadvisors.com / jculligan@keiadvisors.com
or
Uranium Resources, Inc.
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
Company:
Don Ewigleben, 972-219-3330
President & Chief Executive Officer